Exhibit 99.1

FOR:	AMREP Corporation

850 West Chester Pike, Suite 205

Havertown, PA 19083

CONTACT:	Adrienne M. Uleau

Vice President, Finance and Accounting

(610) 487-0907

AMREP REPORTS THIRD QUARTER FISCAL 2022 RESULTS

Havertown, Pennsylvania, March 10, 2022 – AMREP Corporation (NYSE:AXR) today reported net income of $910,000, or $0.12 per diluted share, for its 2022 fiscal third quarter ended January 31, 2022 compared to net income of $2,093,000, or $0.28 per diluted share, for the same period of the prior year. For the first nine months of 2022, AMREP had net income of $5,873,000, or $0.80 per diluted share, compared to net income of $3,484,000, or $0.44 per diluted share, for the same period of 2021. Revenues were $9,816,000 and $36,559,000 for the third quarter and first nine months of 2022 and $7,864,000 and $21,326,000 for the third quarter and first nine months of 2021.

More information about the Company’s financial performance may be found in AMREP Corporation’s financial statements on Form 10-Q which have today been filed with the Securities and Exchange Commission and will be available on AMREP’s website (www.amrepcorp.com/sec-filings/).

AMREP Corporation, through its subsidiaries, is a major holder of land, leading developer of real estate and award-winning homebuilder in New Mexico.

FINANCIAL HIGHLIGHTS

	Three Months Ended January 31,
	2022	2021
Revenues	$9,816,000	$7,864,000
Net income (loss)	$910,000	$2,093,000
Income (loss) per share – basic	$0.12	$0.29
Income (loss) per share – diluted	$0.12	$0.28
Weighted average number of common shares outstanding – basic	7,363,000	7,343,000
Weighted average number of common shares outstanding – diluted	7,385,000	7,372,000

	Nine Months Ended January 31,
	2022	2021
Revenues	$36,559,000	$21,326,000
Net income (loss)	$5,873,000	$3,484,000
Income (loss) per share – basic	$0.80	$0.44
Income (loss) per share – diluted	$0.80	$0.44
Weighted average number of common shares outstanding – basic	7,357,000	7,872,000
Weighted average number of common shares outstanding – diluted	7,380,000	7,903,000